Exhibit 10.9

EXECUTION VERSION

TAX SHARING AGREEMENT

BY AND AMONG

BNP PARIBAS S.A.,

BANCWEST CORPORATION

(TO BE RENAMED FIRST HAWAIIAN, INC.)

AND

BANCWEST HOLDING INC.

dated as of April 1, 2016

TABLE OF CONTENTS

TAX SHARING AGREEMENT			1

RECITALS

SECTION 1.	Definition of Terms		2

SECTION 2.	Tax Allocation Agreements; Allocation of Income Taxes		6

	2.1	Tax Allocation Agreements	6

	2.2	United States Federal Income Taxes	7

	2.3	Local Taxes	7

SECTION 3.	Expected Taxes, Return Taxes, Unexpected Taxes and Transfer Taxes		7

	3.1	Expected Taxes	7

	3.2	Return Taxes	7

	3.3	Unexpected Taxes	8

	3.4	Unexpected Tax Reductions	8

	3.5	Transfer Taxes	8

	3.6	De Minimis Amount	8

SECTION 4.	Tax Returns, Refunds, Credits, Offsets and Benefits		9

	4.1	Tax Returns	9

	4.2	Refunds, Credits, Offsets, Tax Benefits	10

	4.3	Carrybacks	10

	4.4	Amended Returns	10

SECTION 5.	Interest Rate; Characterization of Payments		11

	5.1	Interest on Late Payments	11

	5.2	Tax Consequences of Payments	11

SECTION 6.	Cooperation and Tax Contests		11

	6.1	Cooperation	11

	6.2	Notices of Tax Contests	11

	6.3	Control of Tax Contests	12

	6.4	Cooperation Regarding Tax Contests	12

SECTION 7.	Tax Records		13

	7.1	Retention of Tax Records	13

	7.2	Access to Tax Records	13

	7.3	Confidentiality	13

SECTION 8.	Representations and Covenants		13

SECTION 9.	General Provisions		13

i

	9.1	Construction	13

	9.2	Other Agreements	13

	9.3	Counterparts	14

	9.4	Notices	14

	9.5	Amendments	15

	9.6	Assignment	15

	9.7	Successors and Assigns	15

	9.8	Change in Law	15

	9.9	Authorization, Etc.	15

	9.10	Termination	15

	9.11	Subsidiaries	15

	9.12	Third-Party Beneficiaries	15

	9.13	Double Recovery	15

	9.14	Titles and Headings	16

	9.15	Governing Law	16

	9.16	Waiver of Jury Trial	16

	9.17	Survival	16

	9.18	Severability	16

	9.19	No Strict Construction; Interpretation	16

SCHEDULE A

ii

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (the “Agreement”) is dated as of April 1, 2016 (the “Effective Date”), by and among BNP Paribas S.A., a corporation organized and domiciled in the French Republic (“BNPP SA”), BancWest Corporation (to be renamed First Hawaiian, Inc. on the Effective Date), a Delaware corporation and, immediately prior to and as of the Effective Date, a wholly-owned subsidiary of BNPP SA (“FHI”), and BancWest Holding Inc., a Delaware corporation and a direct subsidiary of FHI immediately prior to the Distribution (as defined below) (“BWHI” and, together with BNPP SA and FHI, the “Parties”, and each, a “Party”).  Unless otherwise indicated, all “Section” references in this Agreement are to sections of the Agreement.

RECITALS

WHEREAS, Bank of the West, a California state-chartered bank (“BOW”), was, immediately prior to the Effective Date, a direct wholly-owned bank subsidiary of FHI;

WHEREAS, FHI, BOW and First Hawaiian Bank, a Hawaii state-chartered bank and a direct wholly-owned bank subsidiary of FHI (“FHB”), are each a member of the Pre-Distribution Group (as defined below);

WHEREAS, (i) BNPP SA and FHI entered into that certain Agreement for Allocation and Settlement of Unitary State Income Tax Liabilities effective December 22, 2001, as amended on October 31, 2014; (ii) FHI, BOW and FHB, entered into that certain Comprehensive Agreement for Allocation and Settlement of Income Tax Liabilities effective November 1, 1998, as amended on October 31, 2014; and (iii) FHI, BOW and FHB entered into that certain Agreement for Allocation and Settlement of Unitary State Tax Benefits and Detriments Resulting from Unitary Relationships with BNPP SA effective for taxable periods ending on or after December 31, 2009, as amended on October 31, 2014 (clauses (i) through (iii), collectively, the “Tax Allocation Agreements”);

WHEREAS, BNPP SA, FHI and BWHI determined that it is in the best interests of each named company and its stockholders to separate BOW and FHB under independent bank holding companies and entered into the Master Reorganization Agreement, dated as of the date hereof (the “Master Reorganization Agreement”);

WHEREAS, on March 22, 2016, FHI formed BWHI as a new subsidiary of FHI;

WHEREAS, pursuant to the Master Reorganization Agreement, FHI will contribute to BWHI (i) a certain amount of cash, (ii) all of the then-outstanding shares of stock of BOW, and (iii) other assets as specified in the Master Reorganization Agreement, in exchange for (i) the issuance of shares of (x) Class A common stock, par value $0.01 per share, of BWHI and (y) Class B common stock, par value $0.01 per share, of BWHI (clauses (x) and (y), collectively “BWHI Shares”), and (ii) the assumption of certain liabilities as specified in the Master Reorganization Agreement  (the “Contribution”);

WHEREAS, in accordance with the Master Reorganization Agreement, immediately following the Contribution, FHI will pay as an in-kind dividend all the BWHI Shares to FHI’s stockholders, BNPP SA and French American Banking Corporation, a wholly-owned subsidiary of BNPP SA (the “Distribution”);

WHEREAS, subsequent to the Distribution, BNPP SA plans to pursue an initial public offering of FHI (the “IPO”) of its common stock, par value $0.01, and the board of directors of FHI has determined that it is in the best interests of FHI to do so;

WHEREAS, if the IPO is not effected prior to July 1, 2016, FHI will, in compliance with the Federal Reserve’s Regulation YY, become a direct subsidiary of BWC Holding Inc. (to be renamed BancWest Corporation on the Effective Date), an indirect United States subsidiary of BNPP SA and a direct subsidiary of BNP Paribas USA, a direct United States subsidiary of BNPP SA;

WHEREAS, the Parties intend the Contribution to qualify, with respect to FHI, as a tax-free transaction under section 351(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and under applicable Local Tax (as defined below) laws;

WHEREAS, the Parties intend the Distribution to (i) be a distribution to which section 311(a) of the Code applies and (ii) result, with respect to FHI, in tax liabilities under applicable Local Tax (as defined below) laws in an amount not in excess of the amount of Expected Taxes (as defined below);

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes (as defined below) arising prior to and as a result of the Contribution and the Distribution, and to provide for and agree upon other matters relating to Taxes; and

WHEREAS, in order to further the objective of the IPO, BNPP SA has agreed to cause the FHI Group to not bear the effects of unexpected adjustments to those Taxes (as defined below) for which the FHI Group is liable in respect of the Contribution and the Distribution.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

SECTION 1.                         Definition of Terms.  For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“After-Tax Basis” means (i) reducing the amount of a payment to which such term applies by any Tax Benefit derived, as a result of the event giving rise to such payment, by the Payee or the Group to which such Payee is a member, and (ii) increasing the amount of a payment to which such term applies by any Tax cost incurred, as a result of the receipt or accrual of the payment, by the Payee or the Group to which such Payee is a member.

“Agreed Treatment” means the agreement among the Parties to treat for all purposes, unless a Final Determination provides otherwise, (i) the Contribution, with respect to FHI and all members of the FHI Group, as a tax-free transaction under United States federal and Local Tax laws, (ii) the Distribution, with respect to FHI and all members of the FHI Group, as a transaction to which section 311(a) of the Code applies, and (iii) the Distribution as resulting, with respect to FHI and all members of the FHI Group, in Local Tax liabilities in amounts not in excess of the amount of Expected Taxes or Return Taxes.

“Agreement” has the meaning set forth in the preamble hereof.

“BNPP SA” has the meaning set forth in the preamble hereof.

“BNPP Group” means BNPP SA and its subsidiaries, other than those included in the Pre-Distribution Group; provided, however, BNPP SA and its subsidiaries comprise the BNPP Group only to the extent included in a Unitary Group that includes the members of the Pre-Distribution Group.

“BOW” has the meaning set forth in the recitals hereof.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday on which banks in the State of New York are closed.

“BWHI Group” means BWHI and its subsidiaries after the Distribution but only to the extent they were members of the Pre-Distribution Group.  For the avoidance of doubt, the BWHI Group does not include FHI or FHB.

“BWHI Shares” has the meaning set forth in the recitals hereof.

“Code” has the meaning set forth in the recitals hereof.

“Contribution” has the meaning set forth in the recitals hereof.

“Controlling Party” has the meaning set forth in Section 6.3.

“Distribution” has the meaning set forth in the recitals hereof.

“Distribution Straddle Period” means any taxable period beginning on or before and ending after, April 1, 2016.

“Effective Date” has the meaning set forth in the preamble hereof.

“Expected Taxes” means any Local Taxes expected to be allocated to the FHI Group in accordance with the Tax Allocation Agreements as a result of or in connection with the Distribution, each such amount by relevant jurisdiction calculated and set forth in Schedule A.  For the avoidance of doubt, Expected Taxes are not calculated on an After-Tax Basis and do not include Transfer Taxes.

“FHB” has the meaning set forth in the recitals hereof.

“FHI” has the meaning set forth in the preamble hereof.

“FHI Group” means FHI and its subsidiaries after the Distribution but only to the extent they were members of the Pre-Distribution Group.  For the avoidance of doubt, the FHI Group does not include BWHI or BOW.

“Filer” means the Party that is responsible for filing the applicable Tax Return pursuant to Section 4.1.

“Final Determination” means a determination as a result of an examination by a Tax Authority, any final action by a Tax Authority on an amended return or claim for refund, the execution of a closing agreement with a Tax Authority or a judicial decision which has become final.

“Group” means the BNPP Group, the FHI Group, the BWHI Group or the Pre-Distribution Group, as the context requires.

“IPO” has the meaning set forth in the recitals hereof.

“IRS” means the Internal Revenue Service.

“Local” means pertaining to a jurisdiction within the United States of America, other than the Federal Government of the United States of America, which for the avoidance of doubt includes any applicable state, municipalities and localities.

“Master Reorganization Agreement” has the meaning set forth in the recitals hereof.

“Non-Controlling Party” has the meaning set forth in Section 6.3.

“Non-Filer” means any Party that is not responsible for filing the applicable Tax Return pursuant to Sections 4.1.

“Party” has the meaning set forth in the preamble hereof.

“Parties” has the meaning set forth in the preamble hereof.

“Payee” has the meaning set forth in Section 6.2.

“Payor” has the meaning set forth in Section 6.2.

“Person” means any individual, corporation, company, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Post-Distribution Period” means any taxable period beginning after April 1, 2016 and, in the case of any Straddle Period, the portion of such Straddle Period beginning after April 1, 2016.

“Pre-Distribution Group” means FHI and its subsidiaries immediately before the Distribution.  For the avoidance of doubt, the Pre-Distribution Group includes BWHI and BOW.

“Pre-Distribution Period” means any taxable period that ends on or before April 1, 2016 and, in the case of any Straddle Period, the portion of such Straddle Period ending on April 1, 2016.

“Return Difference” has the meaning set forth in Section 3.2.

“Return Taxes” means any Local Taxes shown on Tax Returns to be filed in accordance with Section 4.1 allocated to the FHI Group in accordance with the Tax Allocation Agreements as a result of or in connection with the Distribution.  For the avoidance of doubt, Return Taxes are not calculated on an After-Tax Basis and do not include Transfer Taxes.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated, business privilege or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Allocation Agreements” has the meaning set forth in the recitals hereof.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability of a member of a Group (or of the Group of which it is a member) for any taxable period.  Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the member (or of the Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such member in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding, appeal, or similar administrative or judicial action with respect to Taxes, Tax refunds, or Tax Returns of any member of the BNPP Group, the FHI Group and the BWHI Group.

“Tax Item” means any item of income, gain, loss, deduction, or credit.

“Tax Return” means any return, filing, or other document (including an information return) filed or required to be filed, including any request for extension of time, filing made with an estimated Tax payment, claim for refund, or amended return that may be filed for any Taxable Year with any Tax Authority in connection with any Tax (whether or not payment is required to be made with respect to such filing).

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax law.

“Transfer Taxes” means all United States federal, state or local sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto).  For the avoidance of doubt, Transfer Taxes do not include any Hawaii General Excise Tax.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“Unexpected Taxes” has the meaning set forth in Section 3.3.

“Unexpected Tax Reduction” has the meaning set forth in Section 3.4.

“Unitary Group” means a unitary group of corporations under a respective state’s tax laws and regulations, but only to the extent such unitary group includes (i) at least one member of the FHI Group and (ii) at least one member of the BNPP Group or the BWHI Group and provided that any members included in or excluded from such state’s unitary Tax Return by reason of any water’s-edge or other elections that are in effect for any taxable period that is subject to this Agreement shall similarly be included in or excluded from the definition of “Unitary Group”.

“Unitary Group Straddle Period” means any taxable period of a Unitary Group beginning when the FHI Group is part of the Unitary Group and ending on the date on which the FHI Group is no longer part of the Unitary Group.

SECTION 2.                         Tax Allocation Agreements; Allocation of Income Taxes.

2.1                               Tax Allocation Agreements.  Notwithstanding anything to the contrary in the Tax Allocation Agreements:

(a)                                 BWHI, rather than FHI, shall be responsible for ensuring the timely payment of all United States federal income Taxes of the Pre-Distribution Group and Local income Taxes of the Unitary Group.

(b)                                 All members of the Pre-Distribution Group and the Unitary Group shall make payments to BWHI, and BWHI shall make payments to the members, in accordance with the Tax Allocation Agreements but with BWHI in the role of collection and payment agent that was previously assigned to FHI.

2.2                               United States Federal Income Taxes.  United States federal income Taxes of the Pre-Distribution Group shall be allocated in accordance with the relevant Tax Allocation Agreements.  Any United States federal income Taxes in respect of a Distribution Straddle Period shall be allocated between the Pre-Distribution Period and the Post-Distribution Period on a “closing of the books” basis by assuming that the books of the members of the Pre-Distribution Group were closed at the end of the Effective Date in accordance with Treasury Regulations Section 1.1502-76.

2.3                               Local Taxes.  For the avoidance of doubt, Local Taxes shall continue to be allocated among the members of the Groups in accordance with the relevant Tax Allocation Agreements.  In the event that the FHI Group ceases to be included in a Unitary Group, any Local income Taxes in respect of the Unitary Group Straddle Period shall be allocated on a “closing of the books” basis by assuming that the books of the members of the Unitary Group were closed at the end of the date on which the FHI Group ceased to be part of the Unitary Group, applying concepts similar to those of Treasury Regulations Section 1.1502-76.

SECTION 3.                         Expected Taxes, Return Taxes, Unexpected Taxes and Transfer Taxes.

3.1                               Expected Taxes.  Notwithstanding any other provision of this Agreement or the Tax Allocation Agreements, the FHI Group shall be liable for any and all Expected Taxes.  For the avoidance of doubt, the Expected Taxes do not include any Taxes allocated to the BWHI Group under the Tax Allocation Agreements.

3.2                               Return Taxes.  Notwithstanding any other provision of this Agreement and the Tax Allocation Agreements, if any amount of Return Taxes is different from the amount of Expected Taxes in a relevant jurisdiction (each such difference, a “Return Difference”):

(a)                                 BWHI shall notify FHI of this fact at least thirty (30) Business Days prior to the due date for the relevant Tax Return, and FHI will have the right to review and approve the items directly related to such Return Difference, such approval not to be unreasonably delayed, conditioned or withheld by FHI.

(b)                                 BWHI and FHI shall discuss and negotiate in good faith to resolve any disagreements between them regarding any Return Difference.  In the event that BWHI and FHI are unable to resolve any such disagreement within fifteen (15) Business Days, such disagreement shall be resolved by Ernst & Young.  BWHI shall file the relevant Tax Returns in accordance with Section 4.1 based on such resolutions. BWHI and FHI shall bear evenly all costs and expenses associated with obtaining such resolution.

(c)                                  If the Return Taxes, after giving effect to the prior clauses of this Section 3.2 are greater than the amount of Expected Taxes for any jurisdiction, BWHI shall make a payment, on an After-Tax Basis, to FHI in an amount equal to such excess within five (5) Business Days after the filing by BWHI of the Local Tax Return for that jurisdiction for the Tax Year including the Effective Date in the manner prescribed in Section 4.1.

(d)                                 If the Return Taxes are less than the amount of Expected Taxes for any jurisdiction, FHI shall make a payment to BWHI in an amount equal to such difference (minus the United States federal income Tax costs to the FHI Group that results from such difference) within five (5) Business Days after the final filing by BWHI of the Local Tax Return for that jurisdiction for the Tax Year including the Effective Date in the manner prescribed in Section 4.1.

3.3                               Unexpected Taxes.  Notwithstanding any other provision of this Agreement, in the event of a Final Determination that FHI or any member of the FHI Group is liable for any Taxes in respect of the Contribution or Distribution (including any interest and penalties, but not including any Transfer Taxes) in an amount in excess of the Return Taxes (such amount in excess, the “Unexpected Taxes”), BWHI shall make a payment to FHI, on an After-Tax Basis, for such Unexpected Taxes at least five (5) Business Days prior to the date such payment is required to be made to the relevant Tax Authority.

3.4                               Unexpected Tax Reductions.  Notwithstanding any other provision of this Agreement, in the event of a Final Determination that results in a reduction of the aggregate Tax liability of FHI and the members of the FHI Group in respect of the Contribution and Distribution (including any interest and penalties, but not including any Transfer Taxes) to an amount less than the Return Taxes (such reduction, an “Unexpected Tax Reduction”), FHI shall make a payment to BWHI, for such Unexpected Tax Reduction (minus the United States federal income Tax costs to the FHI Group that results from such difference) within fifteen (15) Business Days after the date of the relevant Final Determination.

3.5                               Transfer Taxes.  The Parties shall cooperate with each other and use their commercially reasonable efforts to reduce and/or eliminate any Transfer Taxes.  If any Transfer Tax remains payable after application of the first sentence of this Section 3.5 and notwithstanding any other provision in this Agreement, Transfer Taxes shall be allocated in the following manner:

(a)                                 Transfer Taxes for the sale or transfer of real property shall be allocated to the Group that includes the entity that owns the real property after the relevant sale or transfer and the Party that is a member of such Group shall pay, on an After-Tax Basis, the amount of such Transfer Taxes to the person (if not a member of such Party’s Group) that is required to pay such Tax at least 5 Business Days prior to the date a payment for such Tax is required to be made to the relevant Tax Authority.

(b)                                 All other Transfer Taxes shall be allocated evenly between the Parties, and each Party shall pay its share of any such Taxes, on an After-Tax Basis, to the person (if not a member of such Party’s Group) that is required to pay such Tax at least 5 Business Days prior to the date a payment for such Tax is required to be made to the relevant Tax Authority.

(c)                                  Each Group shall be responsible for making any Transfer Tax filings that its members are required by law to make.  Out of pocket expenses for such filings shall be allocated and paid in accordance with Section 3.5(a) with respect to real property Transfer Tax filings and Section 3.5(b) with respect to all other Transfer Tax filings.

3.6                               De Minimis Amount.  Notwithstanding the foregoing, no payment pursuant to this Section SECTION 3 shall be made unless the aggregate amount of payments required under this Section SECTION 3 exceeds $10,000.

SECTION 4.                         Tax Returns, Refunds, Credits, Offsets and Benefits.

4.1                               Tax Returns.

(a)                                 Notwithstanding anything to the contrary in the Tax Allocation Agreements and without limiting their rights and obligations and subject to the provisions of Section SECTION 3, (i) BNPP SA and FHI shall authorize BWHI to prepare and file all unitary Local income Tax Returns of the Unitary Group and any other returns, documents or statements required to be filed as part of such Unitary Group Tax Returns, and (ii) each of BNPP SA and FHI hereby irrevocably appoints BWHI as its agent and attorney-in fact to prepare and file all Local income Tax Returns of the Unitary Group as BWHI may deem appropriate but in accordance with applicable law to effect the foregoing. Notwithstanding any other provision of this Agreement or the Tax Allocation Agreements, BWHI shall bear all costs and expenses associated with filing Tax Returns pursuant to this Section 4.1(a).

(b)                                 Notwithstanding anything to the contrary in the Tax Allocation Agreements and without limiting its rights and obligations hereunder, (i) FHI shall authorize BWHI to prepare and file all consolidated United States federal income Tax Returns of the Pre-Distribution Group and any other returns, documents or statements required to be filed as part of such consolidated group Tax Returns, and (ii) FHI hereby irrevocably appoints BWHI as its agent and attorney-in fact to prepare and file all United States federal income Tax Returns of the Pre-Distribution Group as BWHI may deem appropriate but in accordance with applicable law to effect the foregoing.  Notwithstanding any other provision of this Agreement or the Tax Allocation Agreements, BWHI shall bear all costs and expenses associated with filing Tax Returns pursuant to this Section 4.1(b).

(c)                                  In applying the provisions of Section 4.1(a) and Section 4.1(b), each Party shall furnish any relevant information, including pro forma returns, disclosures, apportionment data and supporting schedules, relating to members of the Group of which such Party is a member, necessary for completing any Tax Return pursuant to Section 4.1(a) and Section 4.1(b) in a format suitable for inclusion in such return. Each Party shall have the right to review and approve items on such returns if and to the extent such items directly relate to Taxes for which such Party would be liable under any of the Tax Allocation Agreements or this Agreement, such approval not to be unreasonably delayed, conditioned or withheld by such Party.  Each Party signing a Tax Return in respect of which another Party is the Filer shall have the right to comment on all aspects of such Tax Return, and the Filer shall review and consider all such comments in good faith.

(d)                                 Manner of Tax Return Preparation.  Unless otherwise required by a Tax Authority, BWHI shall prepare and file all Tax Returns required to be filed pursuant to Section 4.1(a) and Section 4.1(b) on a timely basis (taking into account applicable extensions), and take all other actions, in a manner consistent with the relevant provisions of the Tax Allocation Agreements and this Agreement.

4.2                               Refunds, Credits, Offsets, Tax Benefits.

(a)                                 Subject to applicable United States banking laws and regulations (including, for the avoidance of doubt, safety and soundness standards and any necessary bank regulatory approvals) and notwithstanding any provision of the Tax Allocation Agreements, FHI shall make a payment to BWHI in an amount equal to any refunds, credits or offsets (if any) with respect to Pre-Distribution Period Taxes that had been allocated to FHI or any member of the FHI Group pursuant to the Tax Allocation Agreements or this Agreement. The amount of payment required to be made by FHI to BWHI under Section 4.2(a) shall be the amount of the relevant refund, credit or offset, reduced by any Tax costs, including any Taxes imposed on such refund, credit, or offset, incurred by FHI or any member of the FHI Group.  All payments made under this Section 4.2(a) shall be made not later than fifteen (15) Business Days following the latest of (i) the receipt of the applicable refund, credit or offset with respect to Pre-Distribution Period Taxes by FHI or the relevant member of the FHI Group, (ii) a determination that such payments are permitted under applicable United States banking laws and regulations and (iii) the receipt of any necessary bank regulatory approvals.

(b)                                 Subject to applicable United States banking laws and regulations (including, for the avoidance of doubt, safety and soundness standards and any necessary bank regulatory approvals) and notwithstanding any provision of the Tax Allocation Agreements, FHI shall make a payment to BWHI for any refunds, credits, or offsets with respect to Return Taxes that it (or any member of the FHI Group) receives in accordance with the Tax Allocation Agreements.  The amount of payment required to be made by FHI to BWHI under Section 4.2(b) shall be the amount of the relevant refund, credit or offset, reduced by any Tax costs, including any Taxes imposed on such refund, credit, or offset, incurred by FHI or any member of the FHI Group.  All payments made under this Section 4.2(b) shall be made not later than fifteen (15) Business Days following the latest of (i) the receipt of the applicable refund, credit or offset with respect to Return Taxes by FHI or the relevant member of the FHI Group, (ii) a determination that such payments are permitted under applicable United States banking laws and regulations and (iii) the receipt of any necessary bank regulatory approvals.

(c)                                  If, subsequent to a Tax Authority’s allowance of a refund, credit or offset, such Tax Authority reduces or eliminates such allowance, any refund, credit or offset, forwarded under this Section 4.2(a) and Section 4.2(b) shall be returned to FHI in an amount equal to the applicable reduction.  All payments required to be made under this Section 4.2(c) shall be made by BWHI, within fifteen (15) Business Days after receiving notification by FHI requesting such payments.

4.3                               Carrybacks.  To the extent permitted under applicable Tax laws, the BWHI Group shall make the appropriate elections in respect of any Tax Returns to waive any option to carry back any net operating loss, any credits or any similar item to all taxable periods through the Distribution.  Any refund of or credit for Taxes resulting from any such carryback by a member of the BWHI Group that cannot be waived shall be payable to BWHI net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith.

4.4                               Amended Returns.  Any amended Tax Return or claim for Tax refund, credit or offset with respect to any member of the BNPP Group, the FHI Group or the BWHI Group may

be made only by the member responsible for filing the original Tax Return with respect to such amendment or claim pursuant to the Tax Allocation Agreements and/or Section 4.1.  Such member shall not, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, is likely to increase the Taxes allocated to, or the Tax payment obligations of, another Party for any Tax Year (or portion thereof); provided, however, that such consent need not be obtained if the member filing the amended Tax Return or claim by written notice to the other Party agrees to indemnify the other Party for the incremental Taxes allocated to, or the incremental Tax payment obligations of, such other Party as a result of the filing of such amended Tax Return or claim.

SECTION 5.                         Interest Rate; Characterization of Payments

5.1                               Interest on Late Payments.  In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on the amount of such payment from (but not including) the due date of such payment to (and including) the date such payment is actually made at the applicable federal rate in effect at the time such payment is due (based on the federal mid-term rate), compounded on a daily basis.  Such interest will be payable at the same time as the payment to which it relates.

5.2                               Tax Consequences of Payments.  For all Tax purposes and to the extent permitted by applicable Tax law, the Parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution by the relevant member or a distribution by the relevant member (or as adjustments to such contribution or distribution) (or as a distribution followed by a contribution) occurring immediately before the Effective Date.  Consistent with the foregoing, payments made between BWHI and FHI shall be treated, to the extent permitted by applicable Tax law, as adjustments to the amount of the Contribution.

SECTION 6.                         Cooperation and Tax Contests.

6.1                               Cooperation.  In addition to the obligations enumerated in Section 6.4, BNPP SA, FHI and BWHI will cooperate (and cause their respective subsidiaries to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective subsidiaries) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

6.2                               Notices of Tax Contests.  Each Party shall provide prompt notice to any other Party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes which may be paid by such other Party hereunder or (ii) Tax items that may affect the amount or treatment of Tax items of such other Party (and any member of such other Party’s Group).  Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that failure to give such notification shall not affect the payment or indemnification provided hereunder except, and only to the extent that a Party hereto (a “Payor”) that is required to make a payment to another Party (a “Payee”) shall have been actually prejudiced as a result of such failure.  Thereafter, the Payee shall deliver to the Payor such additional information with respect to such Tax Contest in its possession that the Payor may reasonably request.

6.3                               Control of Tax Contests.

(a)                                 Controlling Party.  Subject to the limitations set forth in Section 6.3(c), a Filer shall, at its own cost and expense, be the Controlling Party with respect to any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Party is responsible for filing (or causing to be filed) pursuant to Section 4.1 of this Agreement, in which case any Non-Filer that could have liability under this Agreement for a Tax to which such Tax Contest relates shall be treated as the “Non-Controlling Party.” Notwithstanding the immediately preceding sentence but subject to Section 6.3(b), if a Non-Filer (x) acknowledges to the Filer in writing its full liability under this Agreement to make a payment or indemnify for any Tax, and (y) provides to the Filer evidence (that is satisfactory to the Filer as determined in the Filer’s reasonable discretion) of the Non-Filer’s financial readiness and capacity to make such payment, as applicable, then thereafter with respect to the Tax Contest relating solely to such Tax the Non-Filer shall be the Controlling Party (subject to Section 6.3(c)) and the Filer shall be treated as the Non-Controlling Party.

(b)                                 Notwithstanding Section 6.3(a) but subject to Section 6.3(c), BWHI shall be the Controlling Party with respect to any Tax Contest involving Return Taxes and Unexpected Taxes.

(c)                                  Non-Controlling Party Participation Rights.  With respect to a Tax Contest of any Tax Return that could result in a Tax liability that is allocated under this Agreement, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest and to provide comments and suggestions to the Controlling Party, such comments and suggestions not to be unreasonably rejected, (ii) the Controlling Party shall keep the Non-Controlling Party updated and informed, and shall consult with the Non-Controlling Party, (iii) the Controlling Party shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Controlling Party shall not settle or compromise such Tax Contest without the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld).

6.4                               Cooperation Regarding Tax Contests.  The Parties shall provide each other with all information relating to a Tax Contest which is needed by the other Party or Parties to handle, participate in, defend, settle or contest the Tax Contest.  At the request of any Party, the other Parties shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the requesting Party to exercise its rights under this Agreement in respect of a Tax Contest.  Each Party shall assist the other Party or Parties, as the case may be, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority.  The Payor or Parties shall reimburse the Payee or Payees for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 6.4.

SECTION 7.                         Tax Records.

7.1                               Retention of Tax Records.  Each of BNPP SA, FHI and BWHI shall preserve, and shall cause the members of the BNPP Group, the FHI Group and the BWHI Group to preserve, all Tax Records that are in their possession, and that could affect the liability of any other Party, any of its subsidiaries or any member of another Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statute of limitations, as extended, and (y) seven (7) years after the Effective Date.

7.2                               Access to Tax Records.  Each Party shall make available, and cause the members of its Group to make available, to another Party for inspection and copying all Tax Records in their possession that relate to the Pre-Distribution Period or Post-Distribution Period and which is reasonably necessary for the preparation, review, approval or filing of a Tax Return by applicable Filers under Section 4.1 or with respect to any Tax Contest with respect to such Return.

7.3                               Confidentiality.  Each Party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, and agents to hold, in confidence all records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one Party shall not be deemed to be confidential for purposes of this Section 7.3 to the extent that such information or document (i) is previously known to or in the possession of another Party and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the second Party, or (iii) is received from a third party without, to the knowledge of the second Party after reasonable diligence, a duty of confidentiality owed to the first Party.

SECTION 8.                         Representations and Covenants.

Each Party hereby covenants that, to the fullest extent permissible under United States federal and Local Tax laws, it will, and will cause each of the respective members of its Group to, treat the Contribution and the Distribution in accordance with the Agreed Treatment.

SECTION 9.                         General Provisions.

9.1                               Construction.  This Agreement shall constitute the entire agreement (except insofar and to the extent that it specifically and expressly references the Master Reorganization Agreement and the Tax Allocation Agreements) between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

9.2                               Other Agreements.  This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Master Reorganization Agreement.  Except as otherwise specifically provided in this Agreement

(including with respect to the Return Taxes and Unexpected Taxes), in the event there is a conflict between the provisions of the Tax Allocation Agreements and this Agreement, the provisions of the Tax Allocation Agreements shall control and govern.

9.3                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

9.4                               Notices.  All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be delivered by hand delivery or certified or registered mail (return receipt requested), by email or by facsimile to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To BNPP SA:

BNP Paribas
3 rue d’Antin
75002 Paris, France
Attention:  Pierre Bouchara — Head of Group Financial Management

E-mail: pierre.bouchara@bnpparibas.com

To FHI:

BancWest Corporation (or, after the applicable name change, First Hawaiian,

Inc.)
999 Bishop Street, 29th Floor
Honolulu, Hawaii 96813
Attention:  Michael Ching — Executive Vice President, CFO and Treasurer

E-mail: mching@fhb.com

To BWHI:

BancWest Holding Inc.
c/o Bank of the West
180 Montgomery Street

San Francisco, California 94104
Attention:  Vanessa Washington — General Counsel

E-mail: Vanessa.washington@bankofthewest.com

with copy to:

BancWest Holding Inc.

c/o Bank of the West

180 Montgomery Street

San Francisco, California 94104

Attention:  Thibault Fulconis — Chief Financial Officer

E-mail: Thibault.fulconis@bankofthewest.com

9.5                               Amendments.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

9.6                               Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of each of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that, subject to compliance with Section SECTION 7, if applicable, any Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Parties, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

9.7                               Successors and Assigns.  The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.8                               Change in Law.  Any reference to a provision of the Code or any other Tax law shall include a reference to any applicable successor provision or law.

9.9                               Authorization, Etc.  Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or the Party’s charter or bylaws or any agreement, instrument or order binding such Party.

9.10                        Termination.  After the Effective Date, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

9.11                        Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a member of such Party’s Group after the Effective Date.

9.12                        Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and their respective subsidiaries and should not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

9.13                        Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

9.14                        Titles and Headings.  Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.15                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

9.16                        Waiver of Jury Trial.  The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.17                        Survival.

(a)                                 The obligations set forth in this Agreement shall survive until one (1) Business Day following the expiration of the applicable statute of limitations.

(b)                                 Notwithstanding the foregoing, payment with respect to claims of which notice was given prior to the expiration of the applicable survival period shall survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

9.18                        Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.19                        No Strict Construction; Interpretation.

(a)                                 Each of BNPP SA, FHI and BWHI acknowledges that this Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

(b)                                 The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

BNP Paribas S.A.

By:	/s/ Pierre Bouchara
	Name:	Pierre Bouchara
	Title:	Head of Group Financial Management

By:	/s/ Wendy Gould
	Name:	Wendy Gould
	Title:	Deputy Head of Tax — North America

BancWest Corporation
(To be renamed First Hawaiian, Inc.)

By:	/s/ Robert S. Harrison
	Name:	Robert S. Harrison
	Title:	Vice Chair

BancWest Holding Inc.

By:	/s/ Thibault Fulconis
	Name:	Thibault Fulconis
	Title:	Vice Chairman, Chief Financial Officer & Treasurer

[Signature Page to Tax Sharing Agreement]

SCHEDULE A

Expected Taxes

JURISDICTION	AMOUNT ($)
California	86,491,665

Hawaii	7,174,113

Minnesota	1,324,839

Texas	144,392

Utah	428,226

Apportionment Impact	(191,323)

Total	95,371,912

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